IN ACCORDANCE WITH 1934 SEC ACT:
WE REQUEST THE BOARD OF DIRECTORS OF SONY CORPORATION ACCEPT OUR PROPOSALS FOR 2004 ANNUAL MEETING AS FOLLOWS:

1. To spin off 90% of Sony Electronics to Sony shareholders in a tax free separate publicly traded company at comparable values to its competitors, or at its very conservative book value, which is US$27 a share or US$25 billion for the 90%.

2. To spin off 90% of Sony Insurance to Sony shareholders in a tax free separate publicly traded company at comparable values to its competitors, or at half its conservative book value, which is US$9.25 a share or US$8.5 billion for the 90%.

3. To spin off 90% of Sony Games to Sony shareholders in a tax free separate publicly traded company at comparable values to its competitors, or at its very conservative book value, which is US$8.80 a share or US$8.1 billion for the 90%.

4. To spin off 90% of Sony Pictures to Sony shareholders in a tax free separate publicly traded company at comparable values to its competitors, at its very conservative book value, which is US$8.30 a share or US$7.7 billion for the 90%.

5. To spin off 90% of Sony Music to Sony shareholders in a tax free separate publicly traded company at comparable values to its competitors, at its very conservative book value, which is US$6.35 a share or US$5.9 billion for the 90%.

6. To spin off 90% of other Sony assets, which include dozens of profitable businesses, to Sony shareholders in a tax free separate publicly traded company at comparable values to their competitors, at their conservative book values, which add up to US$1.95 a share or US$1.8 billion for the 90%.

7. To spin off 90% of Sony Real Estate to Sony shareholders in a tax free separate publicly traded company at comparable real estate values and appraisals to its competitors, at their conservative book values, which add up to US$10.75 a share or US$9.9 billion for the 90%.

The values above add up to US$72.40 a share or US$66.7 billion that would be distributed to Sony shareholders tax free by our proposal, plus Sony shareholders would also be left with Sony Holding Company, which would have a further value remaining of 10% of each of the separate spin offs, that would add up to another US$7.24 a share or US$6.67 billion, plus US$21.71 a share or US$20 billion in net cash, stocks, bonds, and investments, all of which would have a total net asset value for Sony Holding Company of US$28.95 a share or US$26.7 billion.

The total value for Sony shareholders with our proposal would be US$101.35 a share or US$93.3 billion. That compares to the current value of Sony US$36.42 a share or US$33.5 billion. Sony has 921 million shares outstanding.
Our proposal brings real value to Sony shareholders, like the spin offs of Canadian Pacific and ITT, and is made by the partnership of:
Hollingsworth Rothwell & Roxford (www.hrrma.com).